 As filed with the Securities and Exchange Commission on January 12, 1999
                                                      REGISTRATION NO. 333-66901
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                          AMENDMENT NO. 1  TO FORM S-4
                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933
                              RITE AID CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      DELAWARE                               5912                     23-1614034
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)        IDENTIFICATION
                                                                         NUMBER)

                             RITE AID CORPORATION
                                30 HUNTER LANE
                        CAMP HILL, PENNSYLVANIA  17011
                                (717) 761-2633

   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ELLIOT S. GERSON
             SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             RITE AID CORPORATION
                                30 HUNTER LANE
                        CAMP HILL, PENNSYLVANIA  17011
                                (717) 761-2633

      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                       AREA CODE, OF AGENT FOR SERVICE)

                                WITH A COPY TO:

                          MORGAN, LEWIS & BOCKIUS LLP
                                101 PARK AVENUE
                           NEW YORK, NEW YORK  10178
                                (212) 309-6000
                            ATTN:  HOWARD A. KENNY

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                Subject to completion, dated January 12, 1999.

PROSPECTUS

RITE AID CORPORATION

RITE AID CORPORATION HEREBY OFFERS TO EXCHANGE UP TO $200,000,000 OF ITS 6% DEALER REMARKETABLE SECURITIES ("DRS.") DUE OCTOBER 1, 2013 (THE "EXCHANGE DRS.") FOR AN IDENTICAL PRINCIPAL AMOUNT OF ITS OUTSTANDING 6% DRS. DUE OCTOBER 1, 2013 (THE "RESTRICTED DRS.").

The Exchange Drs. will:

                 . be identical in all material respects to the Restricted Drs., except for certain transfer restrictions, registration rights and liquidated damages provisions relating to the Restricted Drs.

                 . bear interest at 6% per annum until October 1, 2003 accruing from September 22, 1998 (the date of issuance of the Restricted Drs.) and payable semi-annually on April 1 and October 1, commencing April 1, 1999.

                 . not be listed on any securities exchange or approved for quotation through any automated quotation system. No active public market is anticipated.

                 . be represented by a global security or securities registered in the name of a nominee of The Depository Trust Company ("DTC").

The Exchange Offer:

                 . expires at 5:00 p.m., New York City time, on ___________, 1999, unless extended.

                 . is not conditioned upon any minimum amount of Restricted Drs. being tendered.

                 . is subject to customary terms and conditions, as specified in this Prospectus and the accompanying Letter of Transmittal.

The Exchange Drs., will bear interest at a rate of 6% per annum from September 22, 1998 until October 1, 2003 (the "Remarketing Date"). Interest is payable semi-annually on April 1 and October 1 of each year, commencing April 1, 1999. The Drs. are subject to mandatory tender, or redemption, on the Remarketing Date.


We issued the Restricted Drs. in a transaction not requiring registration under the Securities Act and thus their transfer is restricted. This exchange offer is being made to satisfy the registration rights of the holders of the Restricted Drs. requiring us to either provide them with Exchange Drs. registered under the Securities Act or to register their Restricted Drs. for resale. In the event we do not fulfill these obligations, the holders of Restricted Drs. will be entitled to certain additional payments as liquidated damages. See "Exchange Offer-Purpose of the Exchange Offer."

You should rely only on the information contained in this Prospectus or that we have referred you to. We have not authorized anyone to provide you with information that is different. We are not offering to sell or asking you to buy anything other than the Exchange Drs. We are not offering to sell or asking you to buy anything in any jurisdiction where doing so would be against the law.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE EXCHANGE DRS. NOR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

_________, 1999

"Dealer remarketable securities(SM)" and "Drs.(SM)" are service marks of J.P. Morgan Securities Inc.

                                  THE COMPANY

Rite Aid Corporation, incorporated in 1968, is one of the largest retail drugstore chains in the United States. As of November 28, 1998, we operated 3,827 drugstores, within a range of approximately 7,200 to 20,000 square feet per store in size, in 30 eastern, southern and western states and the District of Columbia and employed over 75,000 associates. Pharmacy service forms the core of our business, with prescriptions accounting for 54.5 percent of drugstore sales in the thirty-nine week period ended November 28, 1998. Our drugstores cater to convenience, offering a full selection of health and personal care products, seasonal merchandise and a large private label product line. Express mail with complementary services and one-hour photo departments have been added in select locations. Our Eagle Managed Care Corp. subsidiary markets prescription plans and sells other managed health care services to employers, health maintenance organizations and government-sponsored employee benefit programs.

On December 12, 1996, we acquired Thrifty PayLess Holdings, Inc. ("Thrifty PayLess"), which was one of the largest drugstore retailers in the western United States with over 1,000 stores in 10 states. We have renamed the Thrifty PayLess stores "Rite Aid" and are in the process of remodeling such stores. On August 27, 1997, we completed the acquisitions of K&B Incorporated ("K&B") and Harco, Inc. ("Harco"). K&B, based in New Orleans, Louisiana, operated 186 stores in Louisiana, Alabama, Mississippi, Texas, Tennessee and Florida. It was the 13th largest drugstore chain in the U.S. with sales of $580,000,000 for fiscal year 1996. Harco, headquartered in Tuscaloosa, Alabama, operated 146 stores in Alabama, Mississippi and Florida. It was the 17th largest drugstore chain in the U.S. with sales of $258,000,000 in fiscal year 1996. We have renamed all K&B and Harco stores "Rite Aid" and have completed the integration of such stores with our operations.


Our strategy is to operate drugstores in large, fast-growing metropolitan areas. Of the 60 largest metropolitan statistical areas (commonly referred to as "MSAs") in the United States, we operate in 33 and are either the largest or second largest for retail drugstore prescription sales in 23 of those 33
MSAs.

The Company is a Delaware corporation. Our principal executive offices are located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011 and our telephone number is (717) 761-2633.


                              RECENT DEVELOPMENTS

On November 17, 1998, we and Eli Lilly and Company ("Lilly") announced that we had entered into a Stock Purchase Agreement, pursuant to which we have agreed to acquire all of the outstanding capital stock of PCS Holding Corporation, a wholly-owned subsidiary of Lilly, for $1,500,000,000 in cash. PCS, a leading pharmacy benefits manager for employers, health plans and their members, currently manages nearly 300,000,000 prescriptions each year, serves more than 1,200 health plan sponsors, assists more than 50,000,000 plan members with their pharmaceutical needs and accounts for approximately $10,000,000,000 in drug expenditures. The acquisition of PCS, which we expect will close in the first quarter of 1999, will be accounted for as a purchase.

                             AVAILABLE INFORMATION


We have filed with the SEC a registration statement under the Securities Act, relating to the Exchange Drs. to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits certain information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits.


We also file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the SEC's regional offices in New York, New York and Chicago, Illinois. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Documents filed by us with the SEC are identifiable by our commission file number, 1-5742.


The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose information to you by referring you to those documents. These incorporated documents contain business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date the exchange offer expires:

       (i)   Annual Report on Form 10-K for the year ended February 28,
             1998;

       (ii) Quarterly Reports on Form 10-Q for the quarters ended May 30, 1998, August 29, 1998 and November 28, 1998 and

       (iii) Current Report on Form 8-K dated November 17, 1998.


We will provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated into this prospectus by reference. We will also provide copies of any exhibits to such documents that are specifically incorporated by reference in such documents. Requests for such copies should be directed to Investor Relations, Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, telephone number (717) 761-2633, Ext. 5362.

                                USE OF PROCEEDS

We will receive no proceeds from the exchange of Drs. pursuant to the exchange offer.


                      RATIO OF EARNINGS TO FIXED CHARGES

                                          THIRTY-NINE
                                             WEEKS
                                             ENDED              FISCAL YEAR
                                           ----------  -----------------------------

                                           NOVEMBER 28,
                                            1998        1998  1997  1996  1995  1994
                                           ----------  ----- ----- ----- ----- -----
Ratio of Earnings to Fixed Charges(1)      1.57        2.91  2.56  3.08  3.78  1.66

(1) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations plus fixed charges. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense and that portion of rental expense which is representative of the interest factor in these rentals.

                                EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER


We initially sold the Restricted Drs. in a private offering on September 22, 1998 to J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated (collectively, the "Initial Purchasers") pursuant to a Purchase Agreement dated September 17, 1998 between us and the Initial Purchasers. The Initial Purchasers subsequently resold the Restricted Drs. to qualified institutional buyers in reliance on, and subject to the restrictions imposed under, Rule 144A under the Securities Act and outside the United States in accordance with the provisions of Regulation S under the Securities Act.


In connection with the private offering of the Restricted Drs., we entered into an Exchange and Registration Rights Agreement dated September 22, 1998, with the Initial Purchasers, in which we agreed, among other things:


          . to file with the SEC on or before December 21, 1998, a registration statement relating to an exchange offer for the Restricted Drs. (the "Exchange Offer Registration Statement");

          . to use our reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act on or before March 22, 1999;

          . upon the effectiveness of the Exchange Offer Registration Statement, to offer the holders of the Restricted Drs. the opportunity to exchange their Restricted Drs. in the exchange offer for a like principal amount of Exchange Drs.;

          . to keep the exchange offer open for not less than 30 days (or longer, if required by applicable law) after notice of the exchange offer is mailed to holders of Restricted Drs.; and

          . to use our reasonable best efforts to consummate the exchange offer on or before April 21, 1999.

This exchange offer is intended to satisfy your exchange and registration rights under the Exchange and Registration Rights Agreement. If we fail to fulfill such registration and exchange obligations, you, as a holder of outstanding Restricted Drs., are entitled to receive additional interest, at a rate of 0.25% per annum, determined daily, as liquidated damages for such default.


For a more complete understanding of your exchange and registration rights, you should refer to the Exchange and Registration Rights Agreement, which is included as Exhibit 4.3 to the registration statement that relates to this prospectus.


EFFECT OF THE EXCHANGE OFFER


Based on certain no-action letters issued by the staff of the SEC to third parties in unrelated transactions, we believe that you may offer for resale, resell or otherwise transfer any Exchange Drs. issued to you in the exchange offer in exchange for Restricted Drs. without compliance with the registration and prospectus delivery requirements of the Securities Act, if


          . you are acquiring the Exchange Drs. issued in the exchange offer in the ordinary course of your business;

          . you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Drs.;

          . you are not an "affiliate" of Rite Aid (as defined in Rule 405 under the Securities Act); and

            . you are not a broker-dealer who acquired Restricted Drs. as a result of market-making activities or other trading activities.



If you are an "affiliate" of Rite Aid or an Initial Purchaser or if you have any arrangement or understanding with any person to participate in a distribution of the Exchange Drs.:


            . you will not be able to rely on the interpretations of the staff of the SEC in connection with any offer for resale, resale or other transfer of Exchange Drs.; and


            . you must comply with the registration and prospectus delivery requirements of the Securities Act, or have an exemption available to you, in connection with any offer for resale, resale or other transfer of the Exchange Drs.


Each broker-dealer that receives Exchange Drs. for its own account in exchange for Restricted Drs., where such Restricted Drs. were acquired by such broker-dealer as a result of market-making activities or other trading activities, must deliver a prospectus in connection with any resale of such Exchange Drs. See "Plan of Distribution."


TERMS OF THE EXCHANGE OFFER


Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, we will accept all Restricted Drs. validly tendered and not withdrawn prior to 5:00 p.m. New York City time, on the Expiration Date (defined below in "--Expiration Date; Extensions; Amendments"). After authentication of the Exchange Drs. by the Trustee or an authenticating agent, we will issue and deliver $1,000 principal amount of Exchange Drs. in exchange for each $1,000 principal amount of outstanding Restricted Drs. accepted in the exchange offer. Holders may tender some or all of their Restricted Drs. pursuant to the exchange offer in denominations of $1,000 and integral multiples thereof.


By tendering Restricted Drs. in exchange for Exchange Drs. and by executing the Letter of Transmittal, each holder of Restricted Drs. will be deemed to represent that, among other things:


          . any Exchange Drs. to be received by it will be acquired in the ordinary course of its business;


          . it has no arrangement or understanding with any person to participate in the distribution of the Exchange Drs.; and

          . it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of Rite Aid, or, if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.


In the case of a broker-dealer that receives Exchange Drs. for its own account in exchange for Restricted Drs. that were acquired by it as a result of market-making or other trading activities, the Letter of Transmittal will also include an acknowledgment that the broker-dealer will deliver a copy of this Prospectus in connection with the resale by it of Exchange Drs. received pursuant to the exchange offer. By so acknowledging and by delivering a Prospectus, however, such broker-dealer will not be deemed to admit that it is an "underwriter" (within the meaning of the Securities Act). See "Plan of Distribution."


This prospectus, together with the accompanying Letter of Transmittal, is initially being sent to all registered holders of Restricted Drs. as of the close of business on _____, 1999. The exchange offer is not conditioned upon any minimum aggregate principal amount of Restricted Drs. being tendered. The exchange offer is subject, however, to certain customary conditions, which may be waived by Rite Aid, and to the terms and provisions of the Exchange and Registration Rights Agreement. See "--Conditions to the Exchange Offer."


We shall be deemed to have accepted validly tendered Restricted Drs. when, as and if we have given oral or written notice thereof to the Exchange Agent. See "--Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Restricted Drs. for the purpose of receiving Exchange Drs. from Rite Aid and delivering Exchange Drs. to such holders.


Holders who tender Restricted Drs. in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Restricted Drs. pursuant to the exchange offer. Rite Aid will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "--Fees and Expenses."


EXPIRATION DATE; EXTENSIONS; AMENDMENTS


The term "Expiration Date" shall mean 5:00 p.m., New York City time, on _______, 1999, unless we, in our sole discretion, extend the exchange offer, in which case the term "Expiration Date" shall mean the latest date to which the exchange offer is extended. We may extend the exchange offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement. We may also accept all properly tendered Restricted Drs. as of the Expiration Date and extend the Expiration Date in respect of the remaining outstanding Restricted Drs.


We expressly reserve the right, in our sole discretion, to amend the terms of the exchange offer in any manner. Without limiting the generality of the foregoing, if any of the conditions set forth herein under "--Termination" shall have occurred and shall not have been waived by us (if permitted to be waived), we expressly reserve the right, in our sole discretion, by giving oral or written notice to the Exchange Agent, to:

          . delay acceptance of, or refuse to accept, any Restricted Drs. not previously accepted;

          .  extend the exchange offer; or

          .  terminate the exchange offer.


Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof by Rite Aid to the registered holders of the Restricted Drs. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of such amendment and we will extend the exchange offer to the extent required by law.


Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advise, or otherwise communicate any such public announcement, other than by making a timely press release thereof.


PROCEDURES FOR TENDERING


Each holder of Restricted Drs. wishing to accept the exchange offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and in the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal, and any other required documentation, to Harris Trust and Savings Bank, as Exchange Agent, at the address set forth herein and in the Letter of Transmittal. Prior to the Expiration Date, the Exchange Agent must receive a timely confirmation of a book-entry transfer of such Restricted Drs. into the Exchange Agent's account at DTC pursuant to the procedures for book-entry transfer as provided for herein and in the Letter of Transmittal or the holder must comply with the guaranteed delivery procedures described below under "-- Guaranteed Delivery
Procedures."

Any financial institution that is a participant in DTC's system may make book-entry delivery of the Restricted Drs. by causing DTC to transfer such Restricted Drs. into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Restricted Drs. will be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be transmitted to and received by the Exchange Agent at its address set forth herein under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.


Delivery of documents to DTC in accordance with DTC's procedures does NOT constitute delivery to the Exchange Agent.


Only a holder of Restricted Drs. may tender its Restricted Drs. in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the Letter of Transmittal or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile and other required documents to the Exchange Agent, prior to 5:00 p.m., New York City time, on the Expiration Date.


The tender by a holder of Restricted Drs. will constitute an agreement between such holder, Rite Aid and the Exchange Agent in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. If less than all the Restricted Drs. held by a holder of Restricted Drs. are tendered, a tendering holder should fill in the amount of Restricted Drs. being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Restricted Drs. delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.


The method of delivery of the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders of Restricted Drs. Instead of delivery by mail, it is recommended that holders of Restricted Drs. use an overnight or hand delivery service. In all cases, sufficient time should be allowed to ensure delivery to the Exchange Agent prior to the Expiration Date. No Letter of Transmittal or other required documents should be sent to Rite Aid.


Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"), unless the Restricted Drs. tendered pursuant thereto are tendered for the account of an Eligible Institution.


If the Letter of Transmittal or powers of attorney are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit evidence satisfactory to us of their authority to so act with such Letter of Transmittal.


All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Restricted Drs. will be determined by Rite Aid in its sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Restricted Drs. not properly tendered or any Restricted Drs. our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular Restricted Drs. Our interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Restricted Drs. must be cured within such time as we shall determine.


Although we intend to notify tendering holders of defects or irregularities with respect to tenders of Restricted Drs., neither Rite Aid, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Restricted Drs., nor shall any of them incur any liability for failure to give such notification. Tenders of Restricted Drs. will not be deemed to have been made until such irregularities have been cured or waived. Any Restricted Drs. received by the Exchange Agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the Exchange Agent to the tendering holder unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.


In addition, we reserve the right in our sole discretion:


          . to purchase or make offers for any Restricted Drs. that remain outstanding subsequent to the Expiration Date;

          . to terminate the exchange offer, as set forth in "--Conditions to the Exchange Offer"; and

          . to the extent permitted by applicable law, to purchase Restricted Drs. in the open market, in privately negotiated transactions or otherwise.


The terms of any such purchases or offers may differ from the terms of the exchange offer.

BOOK-ENTRY TRANSFER


We understand that the Exchange Agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Restricted Drs. at DTC for the purpose of facilitating the exchange offer, and subject to the establishment of such accounts, any financial institution that is a participant in DTC's system may make book-entry delivery of Restricted Drs. by causing DTC to transfer such Restricted Drs. into the Exchange Agent's account with respect to the Restricted Drs. in accordance with DTC's Automated Tender Offer Program procedures for such transfer. However, the exchange for the Restricted Drs. so tendered will only be made after a timely confirmation of a book-entry transfer of such Restricted Drs. into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message and any other documents required by the Letter of Transmittal.


The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant tendering Restricted Drs. and that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal, and Rite Aid may enforce such agreement against the participant.

Although delivery of Restricted Drs. may be effected through DTC into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth herein or in the Letter of Transmittal on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to DTC without such confirmation or compliance does not constitute delivery to the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES


Holders who wish to tender their Restricted Drs. and (1) who cannot deliver the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date or (2) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

          .  the tender is made through an Eligible Institution;

          . prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery (by facsimile transmittal, mail or hand delivery) setting forth the name and address of the holder and the principal amount of such Restricted Drs. tendered, stating that the tender is being made thereby, and guaranteeing that, within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, a confirmation of a book-entry transfer into the Exchange Agent's account at DTC and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          . such confirmation of a book-entry transfer into the Exchange Agent's account at DTC and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Restricted Drs. according to the guaranteed delivery procedures set forth above.


WITHDRAWAL OF TENDERS


Except as otherwise provided herein, tenders of Restricted Drs. may be withdrawn at any time prior to 5:00 p.m. New York City time, on the Expiration Date.


For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.


Any such notice of withdrawal must

          . specify the name of the person having deposited the Restricted Drs. to be withdrawn (the "Depositor");

          . identify the Restricted Drs. to be withdrawn (including the principal amount of such Restricted Drs. and the name and number of the account at DTC to be credited);

          . be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Restricted Drs. were tendered (including any required signature guarantee) or be accompanied by documents of transfer sufficient to permit the registrar to register the transfer of such Restricted Drs. into the name of the Depositor withdrawing the tender; and

            . specify the name in which any such Restricted Drs. are to be registered, if different from that of the Depositor.


All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any Restricted Drs. so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Drs. will be issued with respect thereto unless the Restricted Drs. so withdrawn are validly retendered. Any Restricted Drs. that have been tendered but are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Restricted Drs. may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.


CONDITIONS TO THE EXCHANGE OFFER


Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or to issue Exchange Drs. for, any Restricted Drs., and may terminate or amend the exchange offer before the acceptance of such Restricted Drs. if, in our judgment, any of the following conditions has occurred or exists or has not been satisfied:


          . the exchange offer, or the making of any exchange by a holder of Restricted Drs., violates applicable interpretations of the SEC staff;

          . any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer; or

          . there has been adopted or enacted any law, statute, rule or regulation that can reasonably be expected to impair our ability to proceed with the exchange offer.


If we determine that we may terminate the exchange offer for any of the reasons set forth above, we may (1) refuse to accept any Restricted Drs. and return any Restricted Drs. that have been tendered to the tendering holders, (2) extend the exchange offer and retain all Restricted Drs. tendered prior to the Expiration Date of the exchange offer, subject to the rights of the holders of the tendered Restricted Drs. to withdraw such Restricted Drs., or (3) waive such termination event with respect to the exchange offer and accept the properly tendered Restricted Drs. that have not been withdrawn. If we determine that such waiver constitutes a material change in the exchange offer, we will promptly disclose such change in a manner reasonably calculated to inform the holders of such change and we will extend the exchange offer to the extent required by law.


The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.



EXCHANGE AGENT

Harris Trust and Savings Bank, the Trustee under the Indenture, has been appointed as Exchange Agent for the exchange offer. In such capacity, the Exchange Agent has no fiduciary duties and will be acting solely on the basis of directions of Rite Aid. Requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

 Facsimile Transmission Number:          By Hand/Overnight Delivery:        By Registered or Certified Mail:
--------------------------------        -----------------------------       --------------------------------
(For Eligible Institutions Only)        Harris Trust and Savings Bank        Harris Trust and Savings Bank
         (212) 701-7636                 c/o Harris Trust Company             c/o Harris Trust Company
                                                 of New York                          of New York

  For General Information and to                88 Pine Street                       P.O. Box 1010
 Confirm Receipt of Facsimile by                  19th Floor                      Wall Street Station
          Telephone:                         New York, NY  10005                New York, NY  10268-1010
          (212) 701-7624


Delivery to an address or facsimile number other than those listed above will not constitute a valid delivery.

FEES AND EXPENSES


We will bear all expenses of the exchange offer. The principal solicitation pursuant to the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph, telephone or facsimile transmission.


We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket costs and expenses in connection therewith and will indemnify the Exchange Agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Restricted Drs. and in handling or forwarding tenders for exchange.


We will pay any transfer taxes applicable to the exchange of Restricted Drs. pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of Restricted Drs. pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder thereof or any other person) will be payable by the tendering holder. For example, the tendering holder will pay transfer taxes, if:


          . Exchange Drs. for principal amounts not tendered, or accepted for exchange are to be registered or issued in the name of, any person other than the registered holder of the Restricted Drs.
             tendered; or

          . tendered Restricted Drs. are registered in the name of any person other than the person signing the Letter of Transmittal.

If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed by Rite Aid directly to such tendering holder.

ACCOUNTING TREATMENT


The Exchange Drs. will be recorded at the same carrying value as the Restricted Drs., which is the principal amount as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the exchange offer will be capitalized for accounting purposes. Such expenses will be classified as prepaid expenses and included in other assets on the balance sheet. The expenses will be amortized over the period until the Remarketing Date.


CONSEQUENCES OF A FAILURE TO EXCHANGE RESTRICTED DRS.


As a result of the making of, and upon acceptance for exchange of all validly tendered Restricted Drs. pursuant to the terms of, this exchange offer, we will have fulfilled certain covenants contained in the Exchange and Registration Rights Agreement. Holders of Restricted Drs. who do not tender their Restricted Drs. in the Exchange Offer will continue to hold such Restricted Drs. and will be entitled to all the rights, and subject to the limitations applicable thereto, under the Indenture and the Exchange and Registration Rights Agreement, except for any such rights under the Exchange and Registration Rights Agreement that by their terms terminate or cease to have further effect as a result of the consummation of this exchange offer.

All untendered Restricted Drs. will continue to be subject to the restrictions on transfer set forth in the Indenture. Accordingly, after the completion of the exchange offer, you will only be able to offer for sale, sell or otherwise transfer untendered Restricted Drs. as follows:

          .  to Rite Aid;

          . pursuant to a registration statement that has been declared effective under the Securities Act;

          . for so long as the Restricted Drs. are eligible for resale pursuant to Rule 144A under the Securities Act, to a person you reasonably believe is a qualified institutional buyer within the meaning of Rule 144A, that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A;

          . pursuant to offers and sales that occur outside the United States to foreign persons in transactions complying with the provisions of Regulation S under the Securities Act; or

          . pursuant to any other available exemption from the registration requirements of the Securities Act.


To the extent that Restricted Drs. are tendered and accepted in the exchange offer, the liquidity of the trading market for untendered Restricted Drs. could be adversely affected.

                            DESCRIPTION OF THE DRS.


The form and terms of the Exchange Drs. are the same as the form and terms of the Restricted Drs. except that the Exchange Drs. will have been registered under the Securities Act and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act. The Restricted Drs. have been, and the Exchange Drs. are to be, issued under an Indenture, dated as of September 22, 1998 (the "Indenture"), among the Company and Harris Trust and Savings Bank, as trustee (the "Trustee").


The following summary of certain provisions of the Indenture is not complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act. Nevertheless, all material provisions of the Indenture are summarized in the following discussion. We have filed a copy of the Indenture as an exhibit to the Registration Statement of which this Prospectus is a part and additional copies are available upon request.

GENERAL


The Drs. are limited to $200,000,000 in aggregate principal amount. The Restricted Drs. are, and the Exchange Drs. will be, unsecured obligations of Rite Aid and will rank equally with all our other unsecured and unsubordinated obligations. The Exchange Drs. will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof.

The Restricted Drs. bear, and the Exchange Drs. will bear, interest at an annual rate of 6% to October 1, 2003 (the "Remarketing Date"). If J.P. Morgan Securities Inc., as Remarketing Dealer (the "Remarketing Dealer"), elects to remarket the Drs., then after the Remarketing Date, the interest rate on the Drs. will be reset at a fixed rate until October 1, 2013 (the "Stated Maturity Date"), as determined by the Remarketing Dealer based on bids requested from dealers in the Company's publicly-traded debt. See "--Mandatory Tender of Drs.; Remarketing." The Exchange Drs. will bear interest from the last payment date on which interest was paid on the Restricted Drs. surrendered in exchange therefor or, if no interest has been paid on the Restricted Drs., from September 22, 1998, payable semi-annually on April 1 and October 1 of each year or if any such date is not a Business Day, on the next succeeding Business Day (each, an "Interest Payment Date"), commencing April 1, 1999, to the persons in whose name the Exchange Drs. are registered on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date (each, a "Record Date"). "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York or in the city in which the Trustee is located (Chicago, Illinois on the date of the Indenture) are authorized or obligated by law, executive order or governmental decree to be closed.


The Drs. will mature on the Stated Maturity Date. However, if the Remarketing Dealer elects to remarket the Drs., then the Drs. will be subject to mandatory tender to the Remarketing Dealer, for purchase at 100% of the principal amount thereof on the Remarketing Date on the terms and subject to the conditions described herein. See "--Mandatory Tender of Drs.; Remarketing." If the Remarketing Dealer does not elect to exercise its right to a mandatory tender of the Drs., or for any reason does not purchase all of the Drs. on the Remarketing Date, then holders are required to tender, and we are required to repurchase, any Drs. that have not been purchased by the Remarketing Date from the holders thereof at 100% of the principal amount thereof plus accrued interest, if any. See "--Repurchase." We may redeem the Drs. on the Remarketing Date on the terms described under "--Redemption."

The Exchange Drs. will be issued in the form of one or more registered global securities and will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. See "--Book-Entry System."


Although the United States federal income tax treatment of the Drs. is not certain, the terms of the Drs. provide that Rite Aid and all holders of the Drs. agree to treat the Drs. as fixed rate debt instruments that mature on the

Remarketing Date for United States federal income tax purposes. See "United States Federal Income Tax Considerations."

MANDATORY TENDER OF DRS.; REMARKETING

The following description sets forth the terms and conditions of the remarketing of the Drs., if the Remarketing Dealer elects to purchase the Drs. on the Remarketing Date for remarketing.

Mandatory Tender


If the Remarketing Dealer gives notice to us and the Trustee on a Business Day not later than five Business Days prior to the Remarketing Date (the "Notification Date") of its intention to purchase all of the Drs. for remarketing, all outstanding Drs. will be automatically tendered to the Remarketing Dealer for purchase on the Remarketing Date, except in the circumstances described under "--Repurchase" or "--Redemption" below. The purchase price of the Drs. will be equal to 100% of the principal amount thereof. When the Drs. are tendered for remarketing, the Remarketing Dealer may remarket the Drs. for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale or may sell such Drs. to the Reference Corporate Dealer (defined below) submitting the lowest firm, committed bid on the Determination Date, as described below.


If the Remarketing Dealer elects to remarket the Drs., then from and including the Remarketing Date to but excluding the Stated Maturity Date, the Drs. will bear interest at the Interest Rate to Maturity (defined below). The obligation of the Remarketing Dealer to purchase the Drs. on the Remarketing Date is subject to several conditions set forth in a Remarketing Agreement between Rite Aid and the Remarketing Dealer (the "Remarketing Agreement"). In addition, the Remarketing Dealer may terminate the Remarketing Agreement upon the occurrence of certain events set forth therein. See "--The Remarketing Dealer." If for any reason the Remarketing Dealer does not purchase all outstanding Drs. on the Remarketing Date, then we will be required on the Remarketing Date to repurchase any Drs. that have not been purchased by the Remarketing Dealer from the holders thereof at a price equal to the principal amount thereof plus all accrued interest, if any. See "--Repurchase" below.

The Remarketing Dealer shall determine the interest rate that the Drs. will bear from the Remarketing Date to the Stated Maturity Date (the "Interest Rate to Maturity") on the third Business Day immediately preceding the Remarketing Date (the "Determination Date") by soliciting by 3:30 p.m., New York City time, the Reference Corporate Dealers (defined below) for firm, committed bids to purchase all outstanding Drs. at the Dollar Price (defined below), and by selecting the lowest such firm, committed bid (regardless of whether each of the Reference Corporate Dealers actually submits a bid). Each bid shall be expressed in terms of the Interest Rate to Maturity that the Drs. would bear (quoted as a spread over 4.93% per annum (the "Base Rate")) based on the following assumptions:

       (i) the Drs. would be sold to the Reference Corporate Dealer on the Remarketing Date for settlement on the same day;

       (ii)  the Drs. would mature on the Stated Maturity Date; and

       (iii) the Drs. would bear interest from the Remarketing Date at the Interest Rate to Maturity bid by such Reference Corporate Dealer, payable semiannually on the Interest Payment Dates for the Drs.


The Interest Rate to Maturity announced by the Remarketing Dealer as a result of such process will be quoted to the nearest one hundred-thousandth (0.00001) of one percent per annum and, absent manifest error, will be binding and conclusive upon the holders of the Drs., Rite Aid and the Trustee. The Remarketing Dealer shall have the discretion to select the time at which the Interest Rate to Maturity is determined on the Determination Date.

"Comparable Treasury Issue" means the United States Treasury security selected by the Remarketing Dealer as having an actual maturity on the Determination Date (or the United States Treasury securities selected by the Remarketing Dealer to derive an interpolated maturity on such Determination Date) comparable to the remaining term of the Drs. The United States Treasury security selected by the Remarketing Dealer will be based on the standard market convention for the benchmark used in the swap market to settle an option on the 10-year then on-the-run Treasury security.

"Comparable Treasury Price" means (a) the offer price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) on the Determination Date, as set forth on Telerate Page 500 (defined below), adjusted to reflect settlement on the Remarketing Date if prices quoted on Telerate Page 500 are for settlement on any date other than the Remarketing Date, or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on such Business Day, then (i) the average of such Reference Treasury Dealer Quotations for such Remarketing Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations (unless there is more than one highest or lowest quotation, in which case only one such highest and/or lowest quotation shall be excluded), or (ii) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. The Remarketing Dealer shall have the discretion to select the time at which the Comparable Treasury Price is determined on the Determination Date and the number of Reference Treasury Dealer Quotations (which shall be at least three) to be obtained.

"Dollar Price" means the discounted present value to the Remarketing Date of the cash flows on a bond (x) with a principal amount equal to the aggregate principal amount of the initially issued Drs., (y) maturing on the Stated Maturity Date and (z) bearing interest from the Remarketing Date, payable semi-annually (assuming a 360-day year consisting of twelve 30-day months) on the Interest Payment Dates of the Drs. at a rate equal to the Base Rate, using a discount rate equal to the Treasury Rate (defined below).

"Reference Corporate Dealer" means J.P. Morgan Securities Inc. and four other leading dealers of publicly-traded debt securities of the Company acceptable to J.P. Morgan Securities Inc. and the Company.

"Reference Treasury Dealer" means a primary U.S. Government securities dealer in The City of New York (which may include the Remarketing Dealer) selected by the Remarketing Dealer.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer, the offer price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) for settlement on the Remarketing Date, quoted in writing to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m., New York City time, on the Determination Date.

"Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer price specified in clause (a) of the definition of Comparable Treasury Price as may replace Dow Jones Markets Limited.

"Treasury Rate" means the annual rate equal to the semi-annual equivalent yield to maturity or interpolated (on a 30/360 day count basis) yield to maturity on the Determination Date of the Comparable Treasury Issue for value on the Remarketing Date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price.

Notification of Results; Settlement


If the Remarketing Dealer has elected to remarket the Drs. as provided herein, then the Remarketing Dealer will notify us, the Trustee and DTC by telephone, confirmed in writing, by 5:00 p.m., New York City time, on the Determination Date, of the Interest Rate to Maturity.

All of the Drs. will be automatically delivered to the account of the Trustee by book-entry through DTC, pending payment of the purchase price therefor, on the Remarketing Date.

The Remarketing Dealer will make, or cause the Trustee to make, payment to DTC by the close of business on the Remarketing Date against delivery through DTC of the Drs., of the purchase price for all of the Drs. tendered. The purchase price of the Drs. will be equal to 100% of the principal amount thereof. If the Remarketing Dealer does not purchase all of the Drs. on the Remarketing Date, then we are obliged to make or cause to be made such payment for all of the Drs. not purchased by the Remarketing Dealer, as described below under "-- Repurchase." In any case, we will make, or cause the Trustee to make, payment of interest due on the Remarketing Date to holders of Drs. by book-entry through DTC by the close of business on the Remarketing Date.

The tender and settlement procedures described above may be modified without the consent of the holders of the Drs. to the extent required by DTC or, if the book-entry system is no longer available for the Drs. at the time of the remarketing,to the extent required to facilitate the tendering and remarketing of Drs. in certificated form. In addition, the Remarketing Dealer may modify without the consent of the holders of the Drs. the settlement procedures set forth above in order to facilitate the settlement process.


As long as DTC's nominee holds the certificates representing any Drs. in the book-entry system of DTC, no certificates for such Drs. will be delivered by any selling beneficial owner to reflect any transfer of such Drs. effected in the remarketing. In addition, under the terms of the Drs. and the Remarketing Agreement, we have agreed that (i) we will use our best efforts to maintain the Drs. in book-entry form with DTC or any successor thereto and to appoint a successor depository to the extent necessary to maintain the Drs. in book-entry form and (ii) we will waive any discretionary right that it otherwise has under the Indenture to cause the Drs. to be issued in certificated form.

For further information with respect to transfers and settlement through DTC, see "--Book-Entry System" below.

The Remarketing Dealer


Rite Aid and the Remarketing Dealer have entered into a Remarketing Agreement which provides for the Drs. to be remarketed substantially on the terms described below and in "--Mandatory Tender of Drs.; Remarketing." The Remarketing Dealer will not receive any fees or reimbursement of expenses from us in connection with the remarketing but will be entitled to reimbursement of out-of-pocket expenses under certain circumstances.


We have agreed to indemnify the Remarketing Dealer against certain liabilities, including liabilities under the Securities Act, arising out of or in connection with its duties under the Remarketing Agreement.


If the Remarketing Dealer elects to remarket the Drs. as described herein, the obligation of the Remarketing Dealer to purchase Drs. from holders thereof will be subject to several conditions set forth in the Remarketing Agreement. In addition, the Remarketing Agreement provides for its termination by the Remarketing Dealer on or before the Remarketing Date, upon the occurrence of certain events that would customarily give underwriters the right to terminate an underwriting agreement or would give rise to a failure to satisfy a closing condition to an underwriting agreement in Rite Aid's public debt offerings. The Remarketing Agreement also provides that the Remarketing Dealer may resign at any time as Remarketing Dealer, such resignation to be effective ten Business Days after the delivery to Rite Aid and the Trustee of notice of such resignation. In such case, we shall have the right, but not the obligation, to appoint a successor Remarketing Dealer.


As a result of these conditions and termination rights and the Remarketing Dealer's right to resign, holders of Drs. cannot be assured that their Drs. will be purchased by the Remarketing Dealer in connection with a mandatory tender. No holder of any Drs. shall have any rights or claims under the Remarketing Agreement or against the Company or the Remarketing Dealer as a result of the Remarketing Dealer not purchasing such Drs. If the Remarketing Dealer does not purchase all of the Drs. on the Remarketing Date, we will be required to purchase on the Remarketing Date any Drs. that have not been purchased by the Remarketing Dealer at a price equal to 100% of the principal amount thereof plus accrued interest, if any. See "--Repurchase."

The Remarketing Dealer, in its individual or any other capacity, may buy, sell, hold and deal in any of the Drs. The Remarketing Dealer may exercise any vote or join in any action which any holder of Drs. may be entitled to exercise or take with like effect as if it did not act in any capacity under the Remarketing Agreement.


The Remarketing Dealer, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with Rite Aid as freely as if it did not act in any capacity under the Remarketing Agreement.

REPURCHASE


If the Remarketing Dealer for any reason does not purchase all of the Drs. on the Remarketing Date, all holders are required to tender, and we shall repurchase on the Remarketing Date, any Drs. that have not been purchased by the Remarketing Dealer, at a price equal to 100% of the principal amount of the Drs. plus all accrued and unpaid interest, if any, on such Drs. to (but excluding) the Remarketing Date.

REDEMPTION


If the Remarketing Dealer has elected to remarket the Drs. on the Remarketing Date, we shall have the right to redeem the Drs., in whole but not in part, from the Remarketing Dealer on the Remarketing Date at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Drs. and (ii) the Dollar Price, by giving notice of such redemption to the Remarketing
Dealer:

            (x) no later than the Business Day immediately prior to the
                Determination Date, or

            (y) if fewer than three Reference Corporate Dealers timely submit firm, committed bids for all outstanding Drs. to the Remarketing Dealer on the Determination Date, immediately after the deadline set by the Remarketing Dealer for receiving such bids has passed.

In either such case, we shall pay such redemption price for the Drs. in same-day funds by wire transfer on the Remarketing Date to an account designated by the Remarketing Dealer.

OPTIONAL REDEMPTION AFTER THE REMARKETING DATE


After the Remarketing Date, if the Remarketing Dealer has elected to remarket the Drs. on the Remarketing Date, the Drs. will be redeemable (a "Post-Remarketing Redemption"), in whole or in part, at our option at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Drs. or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) (determined on the third Business Day preceding such redemption date), plus, in each case, accrued and unpaid interest thereon to (but excluding) the redemption date.


Notice of any Post-Remarketing Redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Drs. to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Drs. or portions thereof called in connection with a Post-Remarketing Redemption.

"Adjusted Treasury Rate" means (i) the arithmetic mean of the yields under the heading "Week Ending" published in the Statistical Release most recently published prior to the date of determination under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to the maturity, as of the redemption date, of the principal being redeemed, plus (ii) 0.20%. If no maturity set forth under such heading exactly corresponds to the maturity of such principal, yields for the two published maturities most closely corresponding to the maturity of such principal shall be calculated pursuant to the immediately preceding sentence, and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of the relevant periods to the nearest month.


"Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively-traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the terms of the Drs., then such other reasonably comparable index which shall be designated by Rite
Aid.

COVENANTS APPLICABLE TO DRS.

Absence of Certain Protections in the Indenture


The Indenture does not contain any provisions that permit the holders of the Drs. to require prepayment in the event of a change in the management or control of Rite Aid, or that afford holders of the Drs. protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Rite Aid that may adversely affect holders of the Drs. (except to the limited extent that the covenants described below might affect our ability to consummate such transactions).

General


The various restrictive provisions of the Indenture applicable to Rite Aid and its Restricted Subsidiaries do not apply to Unrestricted Subsidiaries. The assets and indebtedness of Unrestricted Subsidiaries are not consolidated with those of Rite Aid and its Restricted Subsidiaries in calculating Consolidated Net Tangible Assets under the Indenture, and investments by Rite Aid or by its Restricted Subsidiaries in Unrestricted Subsidiaries are excluded in computing Consolidated Net Tangible Assets. "Unrestricted Subsidiaries" are those Subsidiaries which are designated as Unrestricted Subsidiaries by the Board of Directors from time to time pursuant to the Indenture (in each case, unless and until designated as Restricted Subsidiaries by the Board of Directors pursuant to the Indenture). "Restricted Subsidiaries" are all Subsidiaries other than Unrestricted Subsidiaries. A "Wholly-owned Restricted Subsidiary" is a Restricted Subsidiary at least 99% of the outstanding voting stock of which (except directors' qualifying shares) is owned by Rite Aid and its other Wholly-owned Restricted Subsidiaries. A "Subsidiary" is a corporation more than 50% of the outstanding voting stock is owned, directly or indirectly, by Rite Aid or an entity other than a corporation of which Rite Aid has, directly or indirectly, the majority ownership and the power to direct the management. (Section
1.01)

An Unrestricted Subsidiary may not be designated a Restricted Subsidiary if it has any Secured Debt, Funded Debt or Attributable Debt in respect of Sale and Leaseback Transactions, except such debt as the Company would be permitted to incur under the terms of the Indenture, immediately after such Unrestricted Subsidiary becomes a Restricted Subsidiary. (Section 10.11(a))

Restrictions Upon Secured Debt


Neither Rite Aid nor a Restricted Subsidiary is permitted to incur or guarantee certain indebtedness secured by any lien, mortgage, pledge or other encumbrance on its property without equally and ratably securing the Drs. This restriction does not apply to certain permitted encumbrances described in the Indenture, including purchase money mortgage encumbrances existing on property at the time it is acquired by Rite Aid or a Restricted Subsidiary, conditional sales and similar agreements, and the extension, renewal or refunding of any of the foregoing and any Secured Debt of a Restricted Subsidiary owing to Rite Aid or a Wholly-owned Restricted Subsidiary. Section 10.10(d) of the Indenture also permits other indebtedness secured by encumbrances not otherwise specifically permitted which, together with Attributable Debt respecting existing Sale and Leaseback Transactions (excluding Sale and Leaseback Transactions entered into in respect of property acquired by Rite Aid or a Restricted Subsidiary not more than 24 months prior to the date such transaction is entered into), and unsecured Funded Debt of Restricted Subsidiaries (excluding unsecured Funded Debt incurred through extension, refund or renewal where Consolidated

Funded Debt was not thereby increased and excluding any Funded Debt owed to Rite Aid or a Wholly-owned Restricted Subsidiary), incurred or entered into, as the case may be, after the date of the Indenture, would not at the time exceed 20% of the Consolidated Net Tangible Assets of Rite Aid and its Restricted Subsidiaries. (Section 10.10)


Under the Indenture (Section 1.01):


            (1) "Consolidated Net Tangible Assets" means the total amount of assets on a consolidated balance sheet of Rite Aid and its Restricted Subsidiaries (less applicable reserves and other properly deductible items and after excluding any investments made in Unrestricted Subsidiaries or in corporations while they were Unrestricted Subsidiaries but which are not Subsidiaries at the time of computation) after deducting (a) all liabilities and liability items, including amounts in respect of obligations under leases (or guarantees thereof) which under generally accepted accounting principles would be included on such balance sheet, except Funded Debt, capital stock and surplus, surplus reserves and provisions for deferred income taxes and (b) goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles;

            (2) "Funded Debt" means any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed, whether secured or unsecured, maturing more than one year after the date of determination thereof and any indebtedness, regardless of its term, renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of the indebtedness, which would, in accordance with generally accepted accounting practice, be classified as funded debt, excluding (a) indebtedness for which money in satisfaction thereof has been deposited in trust, (b) certain guarantees arising in the ordinary course of business and (c) liabilities resulting from capitalization of lease rentals;

            (3) "Secured Debt" means indebtedness for money borrowed which is secured by a lien or other encumbrance on property of Rite Aid or any Restricted Subsidiary, excluding certain guarantees arising in the ordinary course of business; and

            (4) "Attributable Debt" means as to any Sale and Leaseback
                Transaction (as defined below), in the case of a capital lease, the amount of the capital lease obligation thereunder and in all other cases, the present value of the minimum remaining rental obligation discounted at the interest factor included in the rental payment.

Restrictions Upon Sales with Leases Back


We are not permitted, and may not permit a Restricted Subsidiary, to sell or transfer (except to Rite Aid or one or more Wholly-owned Restricted Subsidiaries) any manufacturing plant, warehouse, retail store or equipment owned and operated by Rite Aid or a Restricted Subsidiary on or after the date of the Indenture with the intention that Rite Aid or any Restricted Subsidiaries take back a lease thereof, except a lease for a period, including renewals, of not more than 24 months by the end of which period it is intended that the use of such property by the lessee will be discontinued (any such transaction, a "Sale and Leaseback Transaction"), except (i) where Rite Aid would be entitled under Section 10.10(d) of the Indenture to incur additional secured indebtedness not otherwise specifically permitted by the Indenture in an amount equal to the Attributable Debt respecting such Sale and Leaseback Transaction, (ii) where the Sale and Leaseback Transaction is entered into in respect of property acquired by Rite Aid or a Restricted Subsidiary within 24 months of such acquisitions or
(iii) where Rite Aid within 120 days of entering into the Sale and Leaseback Transaction applies to the retirement of its Secured Debt an amount equal to the greater of (a) the net proceeds of the sale of the property leased pursuant to such transaction or (b) the fair market value of the property so leased. (Section 10.09)

Restrictions Upon Funded Debt of Restricted Subsidiaries


Restricted Subsidiaries are prohibited from becoming liable for any unsecured Funded Debt except where we would be entitled under Section 10.10(d) of the Indenture to incur additional secured indebtedness not otherwise specifically permitted by the Indenture in an amount equal to such Funded Debt and except for certain extensions, refundings and renewals of Funded Debt and Funded Debt owing to Rite Aid or a Wholly-owned Restricted Subsidiary. (Section 10.08)

Restrictions Upon Merger and Sale of Assets


The Indenture provides that no merger of Rite Aid with or sale of Rite Aid's property substantially as an entirety to any other corporation shall be made if, as a result, our properties or assets would become subject to a mortgage, lien or other encumbrance which would not be permitted by the Indenture, unless the Drs. shall be equally and ratably secured with such obligations. Any successor entity must be a corporation organized in the United States, assume the payment of the principal and interest on the Drs. and the performance of every covenant under the Indenture and, immediately after giving effect to a merger or a consolidation, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. (Section 8.01)


Although the amount of our property that will constitute a sale of such property "substantially as an entirety" is not readily quantifiable, a determination as to whether such a sale has occurred will depend on the percentage of operating and total assets transferred, among other measurements, and other facts and circumstances of the transaction. In any particular transaction, the determination of whether such a sale has occurred will be made by us, and we will give notice of such occurrence to the holders of the Drs. Because of the uncertainty regarding whether a particular sale will constitute a sale of property "substantially as an entirety," holders will not be able to determine for themselves whether such a transaction has occurred and will have to rely on our determination. If such a transaction occurs, the person to which such amount of our property is transferred shall enter into a supplemental indenture satisfactory in form to the Trustee.

MODIFICATION OF THE INDENTURE


The Indenture and the rights of the holders may be modified by Rite Aid only with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Drs.; but no modification altering the terms of payment of principal or interest, changing the place or medium of payment of principal or interest, impairing the rights of holders to institute suit for payment or reducing the percentage required for modification will be effective against any holder without his, her or its consent. (Section 9.02)

EVENTS OF DEFAULT

The Indenture defines an Event of Default with respect to the Drs. as being any one of the following events:


            (i) default in any payment of principal of (or premium, if any) upon any Drs. when due;

           (ii) default for 30 days in any payment of interest upon any Drs. when due;

           (iii) default in the performance of the covenant restricting merger and sale of assets;

           (iv) default for 60 days after appropriate notice in the performance of any other covenant in the Indenture;

           (v) certain events of default resulting in the acceleration of the maturity of indebtedness aggregating in excess of $10,000,000 under any mortgages, indentures or instruments under which Rite Aid may have issued, or by which there may have been secured or evidenced, any other indebtedness of Rite Aid; or

     (vi) certain events in bankruptcy, insolvency or reorganization.

In case an Event of Default shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Drs. then outstanding may declare the principal of the Drs. and the accrued interest thereon, if any, to be due and payable. Any Event of Default with respect to the Drs. which has been cured may be waived by the holders of a majority in aggregate principal amount of the Drs. then outstanding. (Sections 5.01, 5.02 and 5.13)

The Indenture requires us to file annually with the Trustee a written statement signed by an officer as to the absence of certain defaults under the terms of the Indenture. The Indenture provides that the Trustee may withhold notice to the holders of any default (except in payment of principal or premium, if any, or interest) if it considers it in the interest of the holders to do so. (Sections 6.02 and 10.13)

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of holders unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the holders of a majority in principal amount of the Drs. then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.
(Sections 5.12 and 6.03)

DISCHARGE OF CERTAIN OBLIGATIONS AT OUR OPTION

The Indenture provides us with the option to be discharged from any and all obligations (except for certain obligations to register the transfer or exchange of Drs., to replace stolen, lost or mutilated Drs., to maintain paying agencies and hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money or U.S. Government Obligations (as defined), or both, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest on such Drs. in accordance with the terms of the Indenture and such Drs. Such option may only be exercised (i) if we have received from, or there has been published by, the United States IRS a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders of Drs., (ii) there is no Event of Default or event which may become an Event of Default then occurring and (iii) such action would not cause any outstanding Drs. to become delisted as a result thereof. (Article 12)


The Indenture also provides us with the option to have the occurrence of events described in (v) under the heading "--Events of Default" above no longer be Events of Default and to omit to comply with certain of the covenants described under the heading "--Certain Restrictions" above. In order to exercise such option, we will be required to deposit with the Trustee money or U.S. Government Obligations, or both, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay principal (and premium, if any) and interest on such Drs. in accordance with the terms of the Indenture and such Drs. Additionally, no Event of Default or event which may become an Event of Default may have occurred and be continuing on the date of deposit with the Trustee. We will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related option not to comply with certain covenants will not cause the holders of such Drs. to recognize income, gain or loss for federal income tax purposes. (Article 12)

EFFECT OF EXERCISE OF DEFEASANCE OPTION

We may exercise the defeasance option with respect to such Drs. notwithstanding its prior exercise of its covenant defeasance option. If we exercise the defeasance option, payment of such Drs. may not be accelerated because of an Event of Default. If we exercise the covenant defeasance option, payment of such Drs. may not be accelerated by reference to the provisions described in the preceding paragraph. In the event we omit to comply with our remaining obligations with respect to such Drs. under the Indenture after exercising the covenant defeasance option and such Drs. are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Drs. at the time of the acceleration resulting from such Event of Default. However, we will remain liable in respect of such payments. (Article
12)

BOOK-ENTRY SYSTEM

The Exchange Drs. will be issued in the form of one or more fully registered global securities that will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee. See "--General."

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes to Participants' accounts, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC System is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"), including Euroclear and Cedel Bank. The rules applicable to DTC and its Participants are on file with the Commission.

Payments of principal of, premium, if any, and interest on the Drs. will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit Direct Participants' accounts on the related payment date in accordance with their respective holdings shown on DTC's records. Payments of interest on and principal of the Drs. held through Euroclear or Cedel Bank will be credited to the cash accounts of their respective participants in accordance with the relevant system's rules and procedures. Payments by Participants to beneficial owners of the Drs. will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee or any Paying Agent under the Indenture, or Rite Aid, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of Rite Aid or the Trustee or any Paying Agent, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners of the Drs. is the responsibility of Direct and Indirect Participants.

DTC may decide to discontinue providing its services as securities depository with respect to the Drs. at any time by giving notice to Rite Aid or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Drs. certificates are required to be printed and delivered.

None of Rite Aid, the Trustee, any Paying Agent or any Registrar for the Drs. will have any responsibility or liability for any aspect of the records maintained by DTC relating to, or payments made on account of beneficial ownership interests in, Drs. represented in global form, or for maintaining, supervising or receiving any records relating to such beneficial ownership interests maintained by DTC.

CONCERNING THE TRUSTEE

Harris Trust and Savings Bank is the Trustee under the Indenture and has been appointed by Rite Aid as the initial registrar and paying agent with respect to the Drs.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

The following discussion describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Drs. to initial holders purchasing Drs. at their "issue price." The "issue price" of the Drs. is the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Drs. is sold for money. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change, which change may be retroactive. Moreover, it deals only with purchasers who hold Drs. as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Drs. as a hedge against currency risk or as a position in a "straddle," "conversion transaction" or another integrated transaction for tax purposes, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. In addition, this discussion only addresses the U.S. federal income tax consequences of the Drs. for the period ending on the Remarketing Date.
Although the following discussion does not purport to describe all of the tax considerations that may be relevant to a prospective purchaser of Drs., in the opinion of Morgan, Lewis & Bockius LLP, tax counsel to Rite Aid, subject to the qualifications and limitations set out herein, the discussion below describes the material U.S. federal income tax considerations of an investment in the Drs. to a U.S. Holder (as defined below) or, as the case may be, to a non-U.S. Holder (as defined below). Opinions of tax counsel have no binding effect or official status of any kind; no assurance can be given that the conclusions set out below would be sustained by a court if challenged by the IRS.

As used herein, the term "U.S. Holder" means a beneficial owner of Drs. that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) an estate or trust the income of which is subject to U.S. federal income tax regardless of its source. As used herein, the term "non-U.S. Holder" means a beneficial owner of Drs. that is, for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a nonresident alien fiduciary of a foreign estate or trust.

Because the Drs. are subject to mandatory tender to the Remarketing Dealer or repurchase by Rite Aid on the Remarketing Date, the Company intends to treat the Drs. as maturing on the Remarketing Date for U.S. federal income tax purposes and as being reissued on the Remarketing Date should the Remarketing Dealer remarket the Drs. By purchasing the Drs., a holder agrees to follow such treatment for U.S. federal income tax purposes. However, because no debt instrument closely comparable to the Drs. has been the subject of any Treasury regulation, revenue ruling or judicial decision, the U.S. federal income tax treatment of the Drs. is not certain, and tax counsel is unable to opine that the Drs. should be treated as maturing on the Remarketing Date. In addition, no ruling on any of the issues discussed below will be sought from the IRS. Accordingly, significant aspects of the U.S. federal income tax consequences of an investment in the Drs. are uncertain, and no assurance can be given that the IRS or the courts will agree that the Drs. should be treated as maturing on the Remarketing Date. Prospective purchasers are strongly urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the Drs. (including alternative characterizations of the Drs.). Except where indicated to the contrary, the following discussion assumes that Rite Aid's treatment of the Drs. will be respected for U.S. federal income tax purposes. Prospective purchasers should also consult their own tax advisors with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

TAX TREATMENT OF THE DRS.

Assuming the characterization of the Drs. set forth above, it is the opinion of tax counsel that the following tax consequences will result to U.S.
Holders.

Exchange Offer

The exchange of Restricted Drs. for Exchange Drs. in the Exchange Offer will not constitute a taxable event to U.S. Holders. Consequently, (i) no gain or loss will be realized by a U.S. Holder upon receipt of an Exchange Drs.; (ii) the holding period of the Exchange Drs. will include the holding period of the Restricted Drs. exchanged therefor; and (iii) the adjusted tax basis of the Exchange Drs. will be the same as the adjusted tax basis of the Restricted Drs. exchanged therefor immediately before the exchange.

Interest Income

Interest on the Drs. will be taxable as ordinary income for U.S. federal income tax purposes when received or accrued by a U.S. Holder in accordance with its method of accounting for tax purposes.

Gain or Loss on Sale or Retirement

When a Drs. is sold or retired, the U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale or retirement (excluding any amount attributable to accrued interest, which will be taxable as such) and the adjusted tax basis of the Drs. in the hands of the U.S. Holder. The adjusted tax basis of the Drs. generally will equal the U.S. Holder's cost, reduced by the principal payments previously received with respect to the Drs. Gain or loss on sale or retirement of a Drs. will be capital gain or loss.

ALTERNATIVE U.S. FEDERAL INCOME TAX TREATMENT

As discussed above, there can be no assurance that the IRS will agree with, or that a court will uphold, Rite Aid's treatment of the Drs. as maturing on the Remarketing Date and as thereafter being reissued should the Drs. be remarketed, and it is possible that the IRS could assert another characterization. In particular, the IRS could seek to treat the Drs. as maturing on the Stated Maturity Date. Because of the possible remarketing and reset, if the Drs. were treated as maturing on the Stated Maturity Date, then Treasury regulations relating to contingent payment debt obligations (the "Contingent Payment Debt Regulations") would apply. In such case, the timing and character of income on the Drs. would be significantly affected. Among other things, U.S. Holders, regardless of their usual method of tax accounting, would be required to accrue income annually as original issue discount, subject to the adjustments described below, at a "comparable yield" on the adjusted issue price, which could be higher than the actual cash payments received on the Drs. in a taxable year. In addition, the Contingent Payment Debt Regulations require that a projected payment schedule be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected payments. Furthermore, any gain realized with respect to the Drs. generally would be treated as ordinary interest income, and any loss realized generally would be treated as ordinary loss to the extent of the U.S. Holder's ordinary income inclusions with respect to the Drs. Any remaining loss generally would be treated as capital loss.

In addition, the IRS could, in connection with the treatment of the Drs. as a contingent payment debt instrument maturing on the Stated Maturity Date, treat the holder of the Drs. as receiving consideration from the Remarketing Dealer (in effect, an option premium) in exchange for the Remarketing Dealer's right to require mandatory tender of the Drs., in which case the issue price of the Drs. would be increased by an equal amount. Under that characterization, upon the sale of a Drs. (other than through the mandatory tender), the IRS could take the position that the gain or loss with respect to the mandatory tender right and the gain or loss with respect to the debt instrument must be separately determined, in which case any deemed loss with respect to the mandatory tender right would be treated as capital loss, and a corresponding amount of additional ordinary income would be recognized by the U.S. Holder on the sale of the debt instrument. The ability to use capital losses to offset ordinary income in determining taxable income is generally limited.

Prospective purchasers are strongly urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Drs.

TREATMENT OF NON-U.S. HOLDERS

It is the opinion of tax counsel that, subject to the discussion of backup withholding tax below, a non-U.S. Holder will not be subject to withholding of U.S. federal income tax on payments of principal of, premium (if any) or interest (including (i) original issue discount and (ii) accruals, and gain treated as interest income, under the Contingent Payment Debt Regulations, if any) on a Drs., unless such non-U.S. Holder owns actually or constructively 10% or more of the total combined voting power of the stock of Rite Aid, is a controlled foreign corporation related to Rite Aid through stock ownership or is a bank receiving interest described in Section 881(c)(3)(A) of the Code. Sections 871(h) and 881(c) of the Code require that, in order to obtain the exemption from withholding tax described above, either the beneficial owner of the Drs., or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the Drs. on behalf of such beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the Drs. is not a U.S. person. In general, for payments made on or prior to December 31, 1999, such requirement will be fulfilled if the beneficial owner of a Drs. certifies on IRS Form W-8, under penalties of perjury, that it is not a U.S. person and provides its name and address, and any Financial Institution holding the Drs. on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).

Generally, a non-U.S. Holder will not be subject to U.S. federal income tax on any amount which constitutes gain upon retirement or disposition of a Drs., provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

The Drs. will not be includable in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of Rite Aid or, at the time of such individual's death, payments in respect of the Drs. would have been effectively connected with the conduct by such individual of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

A holder may be subject to backup withholding tax at the rate of 31% of the interest and other "reportable payments" (including, under certain circumstances, principal payments and sales proceeds) paid with respect to the Drs. if, in general, the holder fails to comply with certain certification procedures and is not an exempt recipient under applicable provisions of the Code.

On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make modifications to the withholding tax, backup withholding tax and information reporting rules described above. The New Regulations generally will be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                              PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Drs. for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Drs. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Drs. received in exchange for Restricted Drs. where such Restricted Drs. were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date, we will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of Exchange Drs. by broker-dealers. Exchange Drs. received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the

Exchange Drs. or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Drs. Any broker-dealer that resells Exchange Drs. that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Drs. may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Drs. and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of 180 days after the Expiration Date we will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Rite Aid has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Drs.) other than commissions or concessions of any broker-dealers and will indemnify the holders of the Drs. (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

The validity of the Exchange Drs. will be passed upon for Rite Aid by Morgan, Lewis & Bockius LLP.

                                    EXPERTS

The consolidated financial statements and schedule of Rite Aid and its subsidiaries as of February 28, 1998 and March 1, 1997 and for each of the years in the three-year period ended February 28, 1998, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

With respect to the unaudited interim financial information of Rite Aid and subsidiaries for the periods ended May 30, 1998, August 29, 1998 and November 28, 1998, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in Rite Aid's quarterly reports on Form 10-Q for the quarters ended May 30, 1998, August 29, 1998 and November 28, 1998, and incorporated by reference herein, state that they did not audit and they do not express an opinion on the interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

RITE AID HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, YOU MUST NOT RELY ON ANY SUCH INFORMATION OR REPRESENTATIONS AS HAVING BEEN AUTHORIZED BY RITE AID. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF RITE AID SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                       --------------------------------

                              TABLE OF CONTENTS
                                                                PAGE
                                                                ----

The Company......................................................  2
Recent Developments..............................................  2
Available Information............................................  3
Use of Proceeds..................................................  4
Ratio of Earnings to Fixed Charges...............................  4
Exchange Offer...................................................  5
Description of the Drs........................................... 14
United States Federal Income Tax Considerations.................. 25
Plan of Distribution............................................. 27
Legal Matters.................................................... 28
Experts.......................................................... 28


                             RITE AID CORPORATION

                             _____________________

                                  PROSPECTUS
                             _____________________

                         OFFER TO EXCHANGE 6% DEALER
                          REMARKETABLE SECURITIES/SM/
                           ("DRS./SM/") DUE 2013 FOR
                              6% DRS. DUE 2013


                               ___________, 1999

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify any person under such section in connection with a proceeding by or in the right of the corporation to procure judgment in its favor, as provided in the preceding sentence, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action, except that no indemnification shall be made in respect thereof unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation must indemnify any person who was successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter in any proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. A Delaware corporation may pay for the expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

     Registrant's Restated Certificate of Incorporation and By-Laws provide Registrant will indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person of whom such person is the legal representative is or was a director or officer of Registrant or is or was serving at the request of Registrant as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by Registrant to the fullest extent authorized by the Delaware General Corporation Law as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits Registrant to provide broader indemnification rights than said law permitted Registrant to provide prior to such amendment). The indemnity may include all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid to be paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent of Registrant and shall inure to the benefit of such person's heirs, executors and administrators.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a Delaware corporation may in its articles of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: for any breach of the director's duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation's capital stock); or for any transaction from which the director derived an improper personal benefit. Registrant's Restated Certificate of Incorporation eliminates the liability of directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit, and provide that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Registrant shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     The Delaware General Corporation Law permits the purchase of insurance on behalf of directors and officers against any liability asserted against directors and officers and incurred by such persons in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify offices and directors against such liability. Registrant's Restated Certificate of Incorporation allows Registrant to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Registrant or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Registrant would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. Registrant has obtained liability coverage, which includes coverage to reimburse Registrant for amounts required or permitted by law to be paid to indemnify directors and officers.

     The foregoing summary of the Delaware General Corporation Law, Registrant's Restated Certificate of Incorporation and Registrant's By-Laws is qualified in its entirety by reference to the relevant provisions of the Delaware General Corporation Law and by reference to the relevant provisions of Registrant's Restated Certificate of Incorporation and the relevant provisions of Registrant's By-Laws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits, as required by Item 601 of Regulation S-K, are filed as part of this Registration Statement (previously filed except where otherwise indicated):

     4.1 Indenture, dated as of September 22, 1998, by and among Rite Aid Corporation and Harris Trust and Savings Bank, as Trustee.

     4.2 Remarketing Agreement, dated as of September 22, 1998, between Rite Aid Corporation and J.P. Morgan Securities Inc., as Remarketing Dealer.

     4.3    Exchange and Registration Rights Agreement, dated as of September
            22, 1998, by and among Rite Aid Corporation, J.P. Morgan Securities
            Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated.

     5 Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered.

     8* Opinion of Morgan, Lewis & Bockius LLP with respect to tax matters.

     12*    Statement re Computation of Ratio of Earnings to Fixed Charges.

     15     Letter re Unaudited Interim Financial Information.

     23.1   Consent of Morgan, Lewis & Bockius LLP.

     23.2*  Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 8).

     23.3*  Consent of KPMG LLP.

     24     Powers of Attorney.

     25     Statement of Eligibility of Harris Trust and Savings Bank, as
            Trustee, on Form T-1.

     99.1*  Form of Letter of Transmittal respecting the offer to exchange 6%
            Dealer remarketable securities due 2013 which have been registered under the Securities Act for 6% Dealer remarketable securities due 2013.

     99.2*  Form of Notice of Guaranteed Delivery.

_____________________

*  Filed herewith

     (b)    Financial Statement Schedules:

     Financial Statement Schedules filed herewith:

            None applicable.

ITEM 22.  UNDERTAKINGS.

     (a) (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the co-registrants pursuant to the provisions described under Item 20 or otherwise, the co-registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a co-registrant of expenses incurred or paid by a director, officer or controlling person of such co-registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such co-registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, Commonwealth of Pennsylvania on January 12, 1999.

                              RITE AID CORPORATION


                              By:/s/ Martin L. Grass
                                 ____________________

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            SIGNATURE                           TITLE                     DATE
            ---------                           -----                     ----
/s/ Martin L. Grass                 Chairman of the Board and        January 12, 1999
_____________________________       Chief Executive Officer
Martin L. Grass                     (Principal Executive Officer)


/s/ Timothy J. Noonan               President, Chief Operating       January 12, 1999
_____________________________       Officer and Director
Timothy J. Noonan

                                    Executive Vice President and     January 12, 1999
/s/ Frank M. Bergonzi               Chief Financial and
_____________________________       Accounting Officer
Frank M. Bergonzi                   (Principal Financial and
                                    Accounting Officer)


/s/ Franklin C. Brown               Vice Chairman of the Board       January 12, 1999
_____________________________       and Director
Franklin C. Brown


_____________________________       Director
William J. Bratton


       *                            Director                         January 12, 1999
____________________________
Alex Grass


       *                            Director                         January 12, 1999
____________________________
Leonard I. Green


       *                            Director                         January 12, 1999
____________________________
Nancy A. Lieberman

            SIGNATURE                           TITLE                     DATE
            ---------                           -----                     ----
       *                            Director                        January 12, 1999
___________________________
Philip Neivert

       *                            Director                        January 12, 1999
___________________________
Leonard N. Stern

                                    Director                        January 12, 1999
       *
___________________________
Preston Robert Tisch

       *                            Director                        January 12, 1999
___________________________
Gerald Tsai, Jr.




*By /s/ Frank M. Bergonzi
    _______________________
    Attorney in Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                        DESCRIPTION
------                        -----------
4.1       Indenture, dated as of September 22, 1998, by and among Rite Aid
          Corporation and Harris Trust and Savings Bank, as Trustee.

4.2       Remarketing Agreement, dated as of September 22, 1998, between Rite
          Aid Corporation and J.P. Morgan Securities Inc., as Remarketing
          Dealer.

4.3       Exchange and Registration Rights Agreement, dated as of September 22,
          1998, by and among Rite Aid Corporation, J.P. Morgan Securities Inc.,
          Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated.

5 Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered.

8*        Opinion of Morgan, Lewis & Bockius LLP with respect to tax matters.

12*       Statement re Computation of Ratio of Earnings to Fixed Charges.

15        Letter re Unaudited Interim Financial Information.

23.1      Consent of Morgan, Lewis & Bockius LLP.

23.2*     Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 8).

23.3*     Consent of KPMG LLP.

24        Powers of Attorney.

25 Statement of Eligibility of Harris Trust and Savings Bank, as Trustee, on Form T-1.

99.1*     Form of Letter of Transmittal respecting the offer to exchange 6%
          Dealer remarketable securities due 2013 which have been registered under the Securities Act for 6% Dealer remarketable securities due
          2013.

99.2*     Form of Notice of Guaranteed Delivery.

____________________
*  Filed herewith